Exhibit 99.1

FOR RELEASE:	July 26, 2016

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

SECOND QUARTER 2016 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, reported net income for the quarter ended June 30, 2016 of $1.9 million compared to $1.8 million for the same period in 2015. Basic and diluted earnings per share for the second quarter were $0.16, compared to basic and diluted earnings per share of $0.16 for the second quarter of 2015.

For the six-month period ended June 30, 2016, net income for the Company was $3.4 million compared to $3.5 million for the same period in 2015. Basic and diluted earnings per share for the first six months of 2016 were $0.29, compared to basic and diluted earnings per share of $0.31 for the first six months of 2015.

As of June 30, 2016, the Company reported total assets of $826.6 million compared to $742.4 million at June 30, 2015, an increase of 11.3%. Total deposits were $661.3 million and total net loans were $624.5 million at the end of the second quarter of 2016, compared to total deposits of $579.6 million and total net loans of $566.9 million as of the end of the second quarter of 2015, increases of 14.1% and 10.2%, respectively.

Quarter to date return on average assets through June 30, 2016 is 0.93% and quarter to date return on average equity is 7.62%, compared to 0.98% and 7.22%, respectively, for the quarter ended June 30, 2015.

“The second quarter of 2016 was a very good quarter for Select Bancorp as net income increased 27% over the first quarter of 2016.” Non-performing loans were $8.8 million and $11.7 million at June 30, 2016 and June 30, 2015, respectively. Non-performing loans equaled 1.39% of loans at June 30, 2016, decreasing from 2.04% of loans at June 30, 2015. Foreclosed real estate equaled $716,000 at June 30, 2016, compared to $1.0 million at June 30, 2015. For the quarter, net recoveries were ($6,000), or (0.0%), of average loans, compared to net recoveries of ($16,000), or (0.01%), of average loans in the second quarter 2015. At June 30, 2016, the allowance for loan losses was $7.7 million, or 1.22% of total loans, as compared to $6.8 million or 1.19% of total loans at June 30, 2015.

Net interest margin was 4.24% for the quarter ending June 30, 2016, as compared to 4.46% for the quarter ended June 30, 2015.

President and CEO William L. Hedgepeth II said. “During the second quarter, we celebrated the 16th anniversary of the founding of our bank and we prepared to move into new office space in Raleigh, a full-service banking facility on Falls of Neuse Road that will open for business on August 1. We are excited about what is to come in the Triangle market and for the growth potential in many of our other markets, including the Wilmington area. Andy Scott is our market executive in Raleigh and we have just added Karen Priester as a commercial lender with more than 30 years of banking experience in Wake County. We believe this market is poised for growth and our experienced team is ready to offer true community bank lending to small and medium sized businesses in Wake County. Select Bank prides itself on local decision making, focusing on delivering quality products and services to our customers.”

The Company will relocate its Raleigh branch from the current location to 4505 Falls of Neuse Road on August 1. A grand opening celebration is being planned for later in August. The new branch is conveniently located just north of the beltline past Wake Forest Road.

In a report compiled by SNL Financial and published in the June 2016 edition of Business North Carolina ranking the 100 largest financial institutions headquartered in North Carolina, Select Bancorp ranked 30th, moving up two positions from 2015. Select also ranked 7th out of the 100 largest financial institutions with headquarters in the state for the fastest growth in revenue, according to the same report. “We are proud of these results and continue to believe that Select is well positioned for the remainder of 2016 and beyond,” said Hedgepeth.

Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington.

The information as of and for the quarter ended June 30, 2016, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce revisions to any forward-looking statements to reflect future events or developments.

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Select Bancorp, Inc.
Selected Financial Information and Other Data (unaudited)
($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013
Summary of Operations:
Total interest income	$8,645	$8,432	$8,425	$8,412	$8,262	$33,341	$26,104	$22,903
Total interest expense	912	927	890	878	835	3,542	4,519	5,258
Net interest income	7,733	7,505	7,535	7,534	7,427	29,799	21,585	17,645
Provision for (recovery of) loan losses	158	352	506	393	(139)	890	(194)	(325)
Net interest income after provision	7,575	7,153	7,029	7,141	7,566	28,909	21,779	17,970
Noninterest income	831	866	916	572	941	3,292	2,675	2,629
Merger/Acquisition related expenses	-	-	240	103	35	378	1,941	-
Noninterest expense	5,519	5,620	5,497	5,467	5,518	21,852	18,719	15,855
Income before income taxes	2,887	2,399	2,208	2,143	2,954	9,971	3,794	4,744
Provision for income taxes	980	896	570	792	1,133	3,418	1,437	1,803
Net Income	1,907	1,503	1,638	1,351	1,821	6,553	2,357	2,941
Dividends on Preferred Stock	-	4	20	19	19	77	38	-
Net income available to common shareholders	$1,907	$1,499	$1,618	$1,332	$1,802	$6,476	$2,319	$2,941

Share and Per Share Data:
Earnings per share - basic	$0.16	$0.13	$0.14	$0.12	$0.16	$0.56	$0.26	$0.43
Earnings per share - diluted	$0.16	$0.13	$0.14	$0.12	$0.16	$0.56	$0.26	$0.43
Book value per share	$8.74	$8.56	$8.38	$8.28	$8.17	$8.38	$8.59	$8.09
Tangible book value per share	$8.05	$7.87	$7.67	$7.58	$7.45	$7.67	$7.83	$8.07
Ending shares outstanding	11,619,184	11,584,011	11,583,011	11,577,111	11,499,398	11,583,011	11,377,980	6,921,352
Weighted average shares outstanding:
Basic	11,594,995	11,583,440	11,580,745	11,521,043	11,481,137	11,502,800	8,870,114	6,918,814
Diluted	11,642,726	11,626,609	11,627,974	11,582,724	11,548,878	11,567,811	8,974,384	6,919,760

Selected Performance Ratios:
Return on average assets(2)	0.93%	0.73%	0.82%	0.69%	0.98%	0.86%	0.37%	0.53%
Return on average equity(2)	7.62%	6.03%	6.20%	5.21%	7.22%	6.42%	3.12%	5.28%
Net interest margin(2)	4.24%	4.14%	4.18%	4.34%	4.46%	4.38%	3.88%	3.46%
Efficiency ratio (1)	64.44%	67.14%	65.05%	67.44%	65.94%	66.04%	77.16%	78.20%

Period End Balance Sheet Data:
Loans, net of unearned income	$624,495	$622,092	$617,398	$597,969	$573,729	$617,398	$552,038	$346,500
Total Earning Assets	749,956	753,726	726,408	711,622	665,028	726,408	698,266	483,054
Goodwill	6,931	6,931	6,931	6,931	6,931	6,931	6,931	-
Core Deposit Intangible	1,014	1,125	1,241	1,196	1,320	1,241	1,625	182
Total Assets	826,588	830,395	817,015	786,495	742,443	817,015	766,121	525,646
Deposits	661,274	667,654	651,161	619,935	579,609	651,161	618,902	448,458
Short term debt	40,714	31,218	24,594	30,722	32,884	24,594	20,733	6,305
Long term debt	18,205	28,559	33,782	28,846	24,914	33,782	25,591	12,372
Shareholders' equity	101,531	99,210	104,702	103,545	101,552	104,702	97,685	56,004

Selected Average Balances:
Gross Loans	$629,333	$623,286	$601,966	$585,541	$569,785	$578,759	$430,571	$354,871
Total Earning Assets	739,002	734,859	714,755	689,166	669,586	686,663	565,264	511,597
Core Deposit Intangible	1,072	1,186	1,139	1,251	1,389	1,330	884	237
Total Assets	822,036	832,738	796,414	771,913	744,118	765,284	631,905	555,354
Deposits	658,476	672,151	631,855	607,722	588,328	607,214	523,954	470,526
Short term debt	37,883	36,039	35,303	35,012	28,212	32,316	9,957	13,879
Long term debt	20,772	20,822	20,872	22,631	22,895	20,147	20,494	12,372
Shareholders' equity	100,664	100,312	104,732	102,879	101,216	102,068	74,365	55,701

Asset Quality Ratios:
Nonperforming loans	$8,788	$8,750	$8,280	$10,899	$11,702	$8,280	$11,876	$15,856
Other real estate owned	716	1,888	1,401	1,007	1,030	1,401	1,585	2,008
Allowance for loan losses	7,692	7,527	7,021	7,032	6,842	7,021	6,844	7,054
Nonperforming loans (3) to period-end loans	1.39%	1.39%	1.41%	1.82%	2.04%	1.34%	2.15%	4.58%
Allowance for loan losses to period-end loans	1.22%	1.20%	1.14%	1.18%	1.19%	1.14%	1.24%	2.04%
Delinquency Ratio (4)	0.23%	0.45%	0.41%	0.36%	0.32%	0.41%	0.91%	0.25%
Net loan charge-offs (recoveries) to average loans	0.00%	-0.10%	0.34%	0.14%	-0.01%	0.12%	-0.03%	0.15%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.